BARKER & FOLSOM

                          CERTIFIED PUBLIC ACCOUNTANTS
Thomas G. Barker, Jr., CPA, P.C.             Randy K. Parker, CPA
M. Bradley Folsom, CPA, P.C.                       Nikki J. Thon
                Member of APCPA Division of Firms
                 Member of SEC Practice Section




CONSENT OF INDEPENDENT AUDITORS


FX Energy, Inc. and Subsidiaries

Barker & Folsom do hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-3 of FX Energy, Inc. (the "Company") of our opinion dated February 24, 1995, respecting the consolidated results of operations, stockholders equity, and cash flows of the Company for the year ended December 31, 1994, as such report is included in the Company's annual report on form 10-KSB for its fiscal year ended December 31, 1996, and (b) the reference to us under the heading "Experts" in such Registration Statement.


/s/ Barker & Folsom



Ogden, Utah
May 2, 1997